CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 28, 2018, relating to the financial statements and financial highlights of Oakhurst Strategic Defined Risk Fund, a series of Series Portfolios Trust, for the period ended April 30, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
August 20, 2018